Exhibit 10.1

Polar Petroleum Corp.

May 20th, 2013

DANIEL K. DONKEL
3000 N. Atlantic Ave. 6th Floor.
Daytona Beach, FL  32114

Re:  Letter of Intent

Dear Mr. Donkel and Mr. Cade:

This letter outlines certain basic, key business points of the proposed business transaction between the Seller of said property and Polar Petroleum Corp. (Purchaser), pursuant to which Seller will sell to Purchaser and Purchaser will purchase from Seller the property described herein.

Seller:	Daniel K. Donkel and Samuel H. Cade

Purchaser:	Polar Petroleum Corp.

Property:	North Point Thomson Leases (See Exhibit “A” for Lease Descriptions)

Use:	To acquire lease acreage, drill and develop named leases & increase profit on all assets.

Purchase Price:
The total purchase price is $1,100,000, together with retention by Donkel/Cadeof an aggregate 4.00% ORRI in each of the Point Thomson Leases. The$1,100,000 purchase price would be paid $100,000 in cash at closing, and the remaining $1,000,000 would be evidenced by a promissory note which provides for eight (8) quarterly payments of $125,000 plus interest at the rate of 0.30% per annum. There would be a grace period of 10 days for each installment payment before default in payment occurs, with a default interest rate of twelve percent (12%) per annum.

Earnest Money:	Purchaser and Seller agree that no earnest monies are due on this sale.

Closing:	Closing shall be at such time as agreed to by the parties hereto, but in no event later than 06/14/2013.

Commission:	Purchaser and Seller agree that no commissions are due on this sale.

Contract:
Purchaser and Seller agree to use best efforts to negotiate a full contract containing all terms and conditions within fifteen (15) days from the date of this letter of intent or as soon thereafter as possible, but in no event later than the Closing .  This contract shall govern the sale/purchase described herein and as such must be acceptable to all parties.

Sincerely,

By: /s/ Daniel Walker

Polar Petroleum Corp.

The above terms are acceptable to the undersigned:

By:  /s/ Daniel K. Donkel                                                                                &           By:  /s/ Samuel H. Cade

            Daniel K. Donkel                                                                                                                      Samuel H. Cade

Exhibit “A”

Project Descriptions

This document summarizes pertinent information with respect to the various Alaska Oil and Gas Leases owned by Daniel K. Donkel and Samuel H. Cade which they have designated the North Point Thomson Leases:

A.           NORTH POINT THOMSON (6 Leases)

		Lease Dates
ADL #	Tract #	Effective	Expiration	Acres	Royalty Rate

392123	85	01/01/13	12/31/22	1,625.06	12.50%

392127	102	01/01/13	12/31/22	1,431.02	12.50%

392128	103	01/01/13	12/31/22	2,047.61	12.50%

392132	113	01/01/13	12/31/22	2,151.93	12.50%

392133	114	01/01/13	12/31/22	2,378.83	12.50%

392134	115	01/01/13	12/31/22	2,556.45	12.50%

Total:				12,190.90

B.           NORTH POINT THOMSON (6 Leases)

		Lease Dates
ADL #	Tract #	Effective	Expiration	Acres	Royalty Rate

392124	88	03/01/13	02/28/23	911.60	16.67%

392125	94	03/01/13	02/28/23	1,373.25	12.50%

392126	95	03/01/13	02/28/23	1,313.02	16.67%

392129	104	03/01/13	02/28/23	1,321.26	16.67%

392130	105	03/01/13	02/28/23	1,300.29	16.67%

392131	106	03/01/13	02/28/23	1,252.00	16.67%

Total:				7,471.42